EXHIBIT 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made as of December 1, 1996, between INNOVIR LABORATORIES, INC., a Delaware corporation ("Employer"), and ALLAN R. GOLDBERG ("Employee"):

     WHEREAS, the parties wish to amend and restate herein in its entirety the Employment Agreement, dated as of April 1, 1992 (previously amended as of April 1, 1996), between Employer and Employee (the "Superseded Agreement");

     NOW, THEREFORE, in consideration of employment and other good and valuable consideration which consideration is acknowledged to be sufficient, Employee and Employer desire to enter into and be bound by this Agreement.

     1. Definitions. For purposes of this Agreement, the following terms shall have the meaning specified below:

          (A) "Services" - Employee shall act in the capacity of Chief Executive Officer of Employer, shall be elected as a member of the Board of Directors, and shall serve (at the sole discretion of the Board of Directors) as Chairman of the Board. Employee shall have authority and power to perform, and shall perform all duties that are customary for the office of capacities in which he serves, subject at all times to the ultimate control and direction of the board of directors of the Employer and subject to this Agreement. As more particularly provided in sections 9 and 10, Employee shall be prohibited from competing with Employer since Employee shall specifically and directly supervise and participate in research and business activities of the Employer to develop and market products relating to scientific know-how and core technology including reagents, diagnostics derived from viroid and viroid-like agents, and ribozymes and vectors and supervise and participate in the management of such development and marketing efforts.


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          (B) "Territory" - the geographic area comprising of all countries in the world.

          (C) "Confidential Information" - information relating to Employer's business which derives economic value, actual or potential, from not being generally known to other persons or entities and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, or list of actual or potential customers or suppliers and which is marked or treated by Employer as confidential. Confidential Information does not include: (i) any information that is in the public domain, or enters the public domain, or that is or shall become generally known through no fault of Employee; (ii) any information received in good faith from a third party who has a right to disclose such information; (iii) any information that Employee can demonstrate was within his legitimate possession prior to the time of his employment by Employer;
     (iv) any information which Employee is authorized in writing by Employer to disclose; or (v) any confidential business information not constituting a trade secret after one (1) year from termination of Employee's employment with Employer. Notwithstanding the foregoing all scientific data developed by Employer and all business plans of Employer shall be deemed to be Confidential Information.

     2. Duties and Responsibilities of Employee. Employer hereby employs Employee to provide Services for Employer in the Territory and Employee hereby accepts such employment. During the term of this Agreement, Employee shall devote his full business time to his Services, shall perform such Services in a commercially reasonable manner to the best of his abilities and shall not engage in or undertake any activities, business or otherwise that would materially interfere with or limit the performance of such Services. It is understood that Employee has and will continue to have a position as an adjunct professor without salary with the Rockefeller University. Employee will be responsible to, and will report to, the Board of Directors of Employer. The duties and responsibilities of Employee include, but are not limited


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to, reporting to Employer's Board of Directors, raising capital to finance the growth and development of Employer's business, hiring, training and providing leadership to all employees of Employer, setting standards of conduct and performance for all employees of Employer, establishing operating policies for Employer's business, and maintaining the confidentiality of Employer's intellectual property, patent information and trade secrets. In conjunction with the Board of Directors, Employee will play an instrumental role in defining strategic goals and policies of Employer.

     3. Place of Employment. Employee shall perform Services from Employer's facility in New York City and, except with the consent of Employee, Employee shall not be required to perform Services which require relocation from such area; provided, however, that Employee agrees to undertake all reasonable and customary travel required by Employer in connection with the performance of such Services in the Territory and in accordance with standards established by the Board of Directors.

     4. Term. Employee's term of employment shall continue from the date of this Agreement through November 30, 1999, unless sooner terminated in accordance with this Agreement. Employee's last day of employment, regardless of how terminated pursuant to this Agreement, shall be the "Termination Date."

     5. Compensation.

          (a) Salary. As compensation for the Services rendered by Employee under this Agreement, Employer shall pay Employee a salary at the annual rate of $200,000 ("Salary"). Employee's Salary shall be payable in arrears in equal monthly installments, subject to such deductions and withholding as may be required by law or by agreement of Employee. Employee's Salary shall be reviewed annually and shall be subject to such upward adjustment, if any, as shall be determined by the Board of Directors.

          (b) Expenses. Employer shall reimburse Employee for all reasonable, proper and necessary out-of-pocket expenses that Employee may incur in connection with the


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     performance of Services, upon submission to Employer of itemized statements supported by documentation specified by Employer.

          (c) Fringe Benefits. Employee shall be entitled to all rights and benefits generally provided to executive employees as decided by the Board of Directors from time to time, including, without limitation, vacation, medical, accident and disability insurance, life insurance (provided that Employee and Employer are joint beneficiaries), pension, vehicle use and related expenses.

          (d) Facilities. Employer shall provide Employee with appropriate research facilities, office space, equipment, furniture, supplies and clerical staff.

          (e) Stock Options. Within 30 days after the date of this Agreement, Employer shall cause the grant to Employee of the following non-incentive stock options pursuant to its then current employee stock option plan (the "Plan") in substitution for any and all stock options to acquire capital stock of Employer currently held by Employee, subject to obtaining any approvals of the Board of Directors (or a committee thereof) or other parties with respect thereto which are required under the Plan or applicable law:

                  (i) a stock option to purchase 500,000 shares of common stock of Employer at an exercise price of $1.25 per share (the "Regular Option"), which option shall vest in one-third increments upon each of November 30, 1997, 1998 and 1999; and

          (ii) a stock option to purchase 300,000 shares of common stock of Employer at an exercise price of $1.25 per share (the "Milestone Option"), which option shall vest in increments of 30,000 shares for each of the ten milestones described on Exhibit B hereto which are determined by the Board of Directors of Employer to have been achieved prior to November 30, 1999.

Notwithstanding the foregoing, (i) in the event that the employment of Employee is terminated


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prior to December 1, 1997 as a result of a Termination Not For Cause (as defined in Section 6(a)), one-third of the Regular Option shall automatically vest on the Termination Date and if such termination shall occur on or after December 1, 1997 and prior to November 30, 1999, the entire unvested portion of such option shall automatically vest; and (ii) the Regular Option shall vest in full (prior to November 30, 1999) immediately upon the consummation of any merger or other transaction pursuant to which any person or entity acquires more than 50% of the outstanding voting stock of Employer (a "Change in Control") or in the event that shares of common stock of Employer are no longer traded on the Nasdaq Small Cap Market (and not then traded on another recognized market or exchange) as a result of the acquisition by VIMRx Pharmaceuticals Inc. ("VIMRx") of shares of common stock of Employer and such option is not replaced with an option (containing substantially similar terms except for any adjustment by VIMRx of the exercise price per share and number of shares purchasable under the option based upon the then relative fair market values per share of common stock of Employer and VIMRX) to purchase shares of common stock of VIMRx (a "Delisting");
(iii) in the event of a Change in Control, a Delisting, or a Termination Not For Cause prior to November 30, 1999, for each milestone which the Board determines to have not been achieved in full prior to the date of such Change in Control, Delisting or Termination Not For Cause, the 30,000 shares under the Milestone Option related to achievement of such milestone shall be deemed vested in a percentage equal to the percentage of such milestone which the Board determines to have been achieved by that date; (iv) in the event of any Termination Not For Cause prior to November 30, 1999, Employee may exercise both the Regular Option and the Milestone Option notwithstanding such termination (to the extent such options are deemed exercisable as of the Termination Date pursuant to the terms hereof).

     (f) Key Performance Bonus. A cash bonus may be paid to Employee at the reasonable discretion of Employer's Board of Directors upon the achievement of specific and reasonable key performance objectives to be established and measured by the Board of


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Directors. These objectives will be established by the Board based upon a set of specific critical tasks prepared by Employee and recommended by Employee to the Board of Directors for review and approval. At a minimum, each set of critical tasks will be prepared by Employee and authorized by the Board of Directors once each fiscal year, or more frequently as may be appropriate.

      6.    Termination.

          (a) Events of Termination. This Agreement shall terminate prior to the expiration of its term:


               i) upon mutual written agreement of Employer and Employee; or

               ii) upon death of Employee; or

              iii) at the election of Employer upon the "Permanent Disability" (as hereinafter defined) of Employee; or

               iv) at the election of Employer "For Cause" (as hereinafter defined); or

               v) upon at least 60 days' notice to Employee, at the election of Employer for any reason other than those specified in clauses (i) through (iv) and (vi), inclusive, of this Section 6(a) ("Termination Not For Cause");

               vi) at the election of Employee in the event Employer becomes subject, voluntarily or involuntarily to any proceeding in bankruptcy or upon the liquidation of the Employer.

          (b) Definition of Certain Terms. i) "Permanent Disability" shall have the same meaning as it does in the contract for the disability insurance purchased by Employer and covering Employee. Any determination of Permanent Disability shall be made by a physician chosen by the majority of the Board of Directors of Employer (excluding Employee, if he is at the time a director).

               ii) "For Cause" shall mean a determination by the majority of the board of directors of Employer (other than Employee, if he is at the time a director) to remove


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          Employee due to any act of Employee constituting (1) conviction of a felony involving moneys or other property of Employer or any affiliate of Employer, (2) conviction of a felony offense for any crime of moral turpitude, (3) conviction of a felony for an act of dishonesty, fraud or embezzlement, or (4) material and repeated failure to discharge his Services in any material manner or to perform substantially any material covenant or agreement hereunder; provided, Employer will provide written and timely notice to Employee of such failure or default and a reasonable period, at least fifteen (15) days but not to exceed thirty (3) days, to cure such default.

          (c) Effect of Termination. Upon any termination pursuant to this
     Section 6, all rights of Employee hereunder shall cease to be effective as of the Termination Date, Employee shall be removed or resign from any position held hereunder, and except to the extent otherwise provided by law or mutually agreed to, Employee shall have no rights to receive any payments or benefits hereunder, except for:

               i) Salary payable pursuant to Subsection 5(a) up to the Termination Date;

               ii) reimbursement of expenses incurred in accordance with Subsection 5(b) prior to the Termination Date;

              iii) in the case of termination for death or Permanent
          Disability, the continuation of payment by the Employer of the monthly Salary which would have been payable herewith up to a maximum of twelve months following the Termination Date;

               iv) in the case of any Termination Not For Cause, the balance of the bonus due to the Employee pursuant to subparagraph 5(f) notwithstanding his termination of employment;

               v) in the case of termination by Employer in connection with a Change in Control of Employer (or resignation by Employee upon a Change in Control if the Services of Employee hereunder shall have substantially reduced in connection therewith),


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          Employee shall be entitled to a monthly severance payment equal to his monthly Salary, in consideration of past services, for a period of twelve months following such Change in Control.

               vi) Notwithstanding anything to the contrary herein, in the case of a Termination Not For Cause prior to November 30, 1999, the Employer shall continue to pay Employee his monthly Salary for a period of twelve months following the Termination Date during which time the Employee shall serve as a consultant to the Employer and perform such duties as may reasonably be determined by the Employer (but during which time the Employee may obtain full-time employment with another entity, subject to his obligations under Sections 7 through 12 hereof).

          (d) Laboratory Equipment. Employer acknowledges that certain equipment as set forth on Exhibit A hereto which is being used and will be used by its employees and consultants was or will be loaned to it by Employee, that all such equipment remains the property of Employee, and that in the event Employee's employment is terminated, Employer will promptly return said equipment as requested to Employee, regardless of whether Employee is in breach of any item of this Agreement, except in the event of termination by Employee, Employer will be provided with a reasonable time to procure substitute equipment, provided, however:

               (i) Employee and Employer shall each cooperate so as to minimize the burden and expense of any transfer for each party;

               (ii) Employer will maintain adequate insurance to repair to the satisfaction of Employee or replace the equipment during the period the equipment remains on Employer's premises; and

               (iii) Employee's right hereunder is personal to Employee, and is not transferable or assignable by Employee.

     7. Confidential Information. Employee agrees to use his best efforts to maintain the confidentiality of Confidential Information. Employee will not use, except in connection


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with work for Employer, and will not disclose or give to others during or after
Employee's employment with Employer, any of Employer's Confidential Information.

     8. Return of Materials. Upon termination of Employee's employment with Employer for any reason or at any time at Employer's request, Employee agrees to deliver to Employer all of Employer's materials, documents, plans, records, notes, drawings, or papers and any copies thereof which constitute or embody Confidential Information and are in Employee's possession or control.

     9. Employment with Competitors. During the term of this Agreement and for a period of twelve (12) months after termination of Employee's employment with Employer for any reason, Employee agrees not to provide Services within the Territory to any person or entity engaging in commercial activities which could result in the manufacture or marketing of products identical to or reasonably substitutable for Employer's products.

     10. Post-Employment Hiring or Solicitation of Employer Employees and Representatives. During the term of this Agreement and for a period of twelve
(12) months immediately following termination of Employee's employment with Employer for any reason, Employee will not induce or solicit any other employee of the Employer to leave employment with Employer or any person to terminate an independent contractor relationship with the Employer.

     11. Inventions, Ideas and Patents. Employee will promptly disclose to Employer, and only to Employer, any invention or idea of his or to which he contributes in any way connected with Employee's employment or related to Employer's business conceived or made during his employment by Employer or within three (3) months after termination of Employee's employment and all such inventions or ideas shall become the property of Employer. Employee agrees to cooperate with Employer and sign all papers deemed necessary by Employer to enable it, at its expense, to obtain, maintain, and protect patents covering such inventions and ideas and Employee hereby irrevocably constitutes and appoints Employer as Employee's agent and


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attorney-in-fact, with full power of substitution, in Employee's name, place and stead, to execute and delivery any and all such assignments or other instruments which Employee shall fail or refuse promptly to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

     12. Copyrights. All writings, tapes, recordings, computer programs and other works in any tangible medium of expression, regardless of the form of medium, which have been or are prepared by Employee, or to which Employee contributes, in connection with employment by Employer (collectively the "Works") and all copyrights and other rights in and to the Works, belong solely, irrevocably and exclusively throughout the world to Employer as works made for hire. However, to the extent any court or agency should conclude that the works (or any one of them) do not constitute or qualify as a "work made for hire," Employee hereby assigns, grants, and delivers, solely, irrevocably, exclusively and throughout the world to Employer, all copyrights and other rights to the Works. Employee also agrees to cooperate with Employer and to execute such other further grants and assignments of all rights as Employer from time to time reasonably may request for the purpose of evidencing, enforcing, registering or defending its ownership of the Works and the copyrights in them, and Employee hereby irrevocably constitutes and appoints Employer as Employee's agent and attorney-in-fact, with full power of substitution, in Employee's name, place and stead, to execute and deliver any and all such assignments or other instruments which Employee shall fail or refuse promptly to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this paragraph, Employee agrees that Employer may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as Employer, in its discretion, may determine.

     13. Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally, by facsimile, telecopied or telexed, or sent by certified registered or express mail, postage prepaid, and shall be deemed given when so delivered


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personally, facsimiled, telecopied or telexed, or if so mailed, three days after the date of mailing, addressed as follows:

            (1)   If to Employer:
                        Innovir Laboratories, Inc.
                        510 E. 73rd St.
                        New York, New York 10021
                        Attn: Gary Pokrassa

                  With a copy to:

                        Fulbright & Jaworski L.L.P.
                        666 Fifth Avenue
                        New York, New York 10103
                        Attn: Merrill M. Kraines, Esq.

                                    and

                        Epstein Becker & Green, P.C.
                        250 Park Avenue
                        New York, New York 10177
                        Attn:  Lowell S. Lifschultz, Esq.

            (2)   If to Employee:

                        Dr. Allan R. Goldberg
                        200 East 66th Street
                        Apt. E1607
                        New York, New York 10021

     14. Entire Agreement; Amendments and Waivers. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and cancels and supersedes all prior agreements, written or oral, with respect thereto (including, without limitation, the "Superseded Agreement"). This Agreement may be amended or modified and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The


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rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity.

     15. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto, the heirs and legal representatives of Employee and the successors and assigns of Employer. Employee shall not be entitled to assign his rights and obligations hereunder.

     16. Interpretation; Severability of Invalid Provisions. All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect.

     The provisions of this Agreement do not in any way limit or abridge Employer's rights under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), all of which are in addition to and cumulative of Employer's rights under this Agreement. Employee and Employer agree that the existence of any claim by Employee against Employer or by Employer against Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by Employer or Employee, respectively, of any or all of such provisions or covenants.

     17. Equitable Relief. The parties acknowledge that a breach or threat to breach any of the terms of this Agreement by Employee would result in material and irreparable damage and injury to Employer, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, Employer shall be entitled to injunctive relief without the requirement of a bond or other condition by a court of appropriate jurisdiction in the event of Employee's breach or threatened breach of any of the terms contained in this Agreement.


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     18. Survival; Tolling Provisions. Post-termination obligations in this
Agreement shall survive termination of this Agreement, except to the extent otherwise provided herein. The duration of any post-termination obligation contained in this Agreement shall be extended by the length of time during which Employee is in breach of the provision.

     19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the state.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          EMPLOYER

                                          INNOVIR LABORATORIES, INC.

                                          By: /s/ GARY POKRASSA
                                              --------------------------------
                                          Name:  Gary Pokrassa
                                          Title: Vice President--Finance

                                          EMPLOYEE

                                          /s/ ALLAN R. GOLDBERG
                                          ------------------------------------
                                          Allan R. Goldberg, Ph.D.




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                                   EXHIBIT A


                         EQUIPMENT LOANED TO INNOVIR BY
                                ALLAN R. GOLDBERG
                         ------------------------------

1.    Bath Lauda (constant Temp.)
2.    Millipore Cassette Filtration System
3.    FPLC columns
4.    Savant Concentrator/Evaporator
5.    Beckman Detector
6.    Bellco Harvester
7.    Lunaire Incubator
8.    Queue Incubator Shaker
9.    VWR Labline
10.   WP Inst. Pipette-Puller
11.   ISCO Power Supply (2)
12.   IBI Power Supply
13.   Dupont/Sorvall Rotor
14.   Radiometer PHM62 Standard pH Meter
15.   New Brunswick Colony Counter
16.   Gilson Micro Fractionator
17.   Kenmore Freezer (-20(degree) upright)
18.   Sears Coldspot [freezer/refrigerator-upright](2)
19.   Refigerator (extra large)
20.   Brinkmann Rotavapor (Buchi)
21.   Burrell Wrist Action Shaker
22.   GE vacuum pumps (2)
23.   Hoefer Slab Gel Dryer (2)
24.   Eppendorf Microfuge (3)
25.   Baker Biogard Hood (Model B6000-1)
26.   Wild M40 Inverted Microscope
27.   Bell-Stir Multi-Stir
28.   Lab-Line Orbit Shaker
29.   Sorvall GLC-2 Table Top Centrifuge
30.   Thermontix 1480 [Braun] (2)
31.   BTX Transfector and Power Plus
32.   Hotpack incubator
33.   Glassware, test tube racks, automatic pipetoors, chemical supplies
34.   Electrophoresis and chromatography supplies
35.   Tissue culture supplies and small equipment
36.   Journals and reference book collection
37.   Certain Wall Cabinets and Desks





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                                    EXHIBIT B


                              Milestone Objectives
                              --------------------

o Two or more significant strategic alliances for therapeutics that are valued at >$30 million each, including up-front license fees, milestone payments and R&D payments.

o Several strategic alliances for therapeutics that are valued at $60 million in the aggregate.

o Target validation alliances that have a value to Innovir of at least $30 million in the aggregate.

o     File IND for HBV Therapeutic by the end of 1997.

o     One therapeutic product in Phase IIb.

o     One additional therapeutic product in Phase IIa.

o     Achieve exercise of A and B warrants.

o     Operate within Board-approved budget.

o     Position Innovir so that the stock price is at least $10 per share.

o Integrate effectively the efforts of Innovir in NYC and its Laboratories in UK and Germany.


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